Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kingstone Companies, Inc. on Form S-3 (No. 333-134102) and Form S-8 (No. 333-132898, No. 333-173351 and No. 333-191366) of our report dated March 25, 2015, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of  Kingstone Companies, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum llp
Melville, NY

March 25, 2015